Exhibit 10.9

This is a translation into English of the official Hebrew version of the Personal Employment Agreement between Manuka Ltd. and Shimon Citron. In the event of a conflict between the English and Hebrew texts, the Hebrew text shall prevail.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO MANUKA LTD. IF PUBLICLY DISCLOSED. OMISSIONS ARE DENOTED IN BRACKETS WITH ASTERISKS THROUGHOUT THIS EXHIBIT.

Personal Employment Agreement

Drafted and signed on 13 April 2022

Between:           Manuka Ltd. (PC # 516179181)
Of 3 Eliezer Vardinon St., Petach Tikva
(The Company)

Of the One Party;

And between:       Shimon Citron (ID [**])
Of 19 Haim Bar Lev St., Ramat Gan 5265368
(The Employee)

Of the Second Party;

Whereas	The Company is engaged in the production and marketing of various products which include Manuka honey, including cosmetics and honey (The Company’s Field of Activity);

And whereas	The Parties wish that the Employee be employed by the Company in the position stated in Appendix A to this Agreement, all in accordance with and subject to the provision of this Agreement below;

The Parties therefore agree, declare and stipulate as follows:

1.       Employee’s Role

1.1.  It is hereby agreed that the Employee will work for the Company and be employed by the Company in the position as stated in Appendix A to this Agreement. As part of his duties, the Employee will perform, inter alia, the actions detailed in Appendix A to this Agreement.

1.2.  The Employee will work to the extent necessary to perform his role in the Company. 1.3. The Employee will be subordinate to the Company’s board of directors.

1.4.  Regarding this Agreement and the Employee’s employment as an employee in the Company, the terms of general or special collective labor agreements, or any other agreement and any practice or custom, that exists or will exist in the future, between the company and its employees will not apply.

1.5.  It is agreed, considering that the Employee is employed according to this Agreement in a position that requires a special degree of personal trust and/or in a position in which his working conditions and circumstances do not allow the Company to supervise his working hours, that the provisions of the Hours of Work and Rest Law, 5711-1951, or any law and/or regulations that will be established or come in its place (Rest Law) will not apply to the Employee and his employment in the Company, and he will not be entitled to payments according to the Rest Law. For the avoidance of doubt, it is hereby clarified that the Employee’s salary has been determined in such a way that it already includes a component of all the payments that would have been received by the Employee if the provisions of the Rest Law had applied to him. Accordingly, should the Employee sue the Company to pay him wages for overtime and/or rest days, his salary will be reduced retroactively, so that the compensation for all the hours worked by the Employee, including compensation for overtime and rest days, will not exceed the amount of the total salary determined for the Employee as stated in this Agreement.

2.        Employee’s Undertakings

   2.1.  The Employee will devote all his knowledge and experience to the work and will work diligently, with dedication and loyalty for the advancement of the Company and its success. The Employee undertakes to maintain the good name of the Company and not to carry out any act or omission that may harm it.

2.2.  The Employee shall notify the Company’s management, immediately and without delay, of any matter or subject for which there is a concern that he has or will have a personal interest and/or a conflict of interest with his duties in the Company and his obligations under this Agreement.

3.       Agreement Period

3.1.  This Agreement is for an indefinite period (Agreement Period) starting on the date the Employee begins work in the Company, as stated in Appendix A to this Agreement (Start Date).

3.2.  Each of the Parties will be entitled to terminate the Agreement by giving advance notice of resignation or dismissal (as the case may be) as stated in Appendix A to this agreement (Advanced Notice). Notwithstanding the above, it is agreed that the Company will be entitled to bring the Agreement to an end immediately and give up the Employee’s work during the notice period that one of the Parties will give to the other (Notice Period), provided it pays the Employee his wages and also grants him all the other benefits he is entitled to under this Agreement for the Notice Period (including full implementation of social contributions and implementation of all payments stated in this Agreement).

3.3.  Notwithstanding the above, it is agreed that the Employee will not be allowed to bring the Agreement to an end before December 20, 2025, unless there is a physical and/or mental impediment and/or reason that prevents the Employee from continuing to perform his duties with the Company. The Company undertakes not to violate the provisions of this Agreement, and undertakes not to change the Employee’s position, powers and/or terms of employment without the Employee giving his written consent.

3.4.  In the event of termination of the contract according to this Agreement, for any reason whatsoever, the Employee will be entitled, in addition to the other rights to which he is entitled as stated in this Agreement, to receive the severance pay mentioned in Appendix A to this Agreement from the Company.

3.5.  At the end of the contract under this Agreement, for whatever reason, the Employee undertakes to transfer his position in an orderly manner to the person appointed by the Company for this purpose and to guide him in order to be properly absorbed as his replacement, during the Advanced Notice Period, unless the Company has expressly informed him in writing that it does not require this. At the end of the contract under this Agreement, the Employee undertakes to hand over to the Company, by the end of his employment with the Company, all documents, information, equipment and any other material that came to him or was prepared by him in connection with and/or during his work.

4.        Salary and Other Allowances

4.1.  In consideration for performance of his work, the Company will pay the Employee a total monthly salary, which as of the date of drafting the Agreement is in the amount stated in Appendix A to this Agreement (Salary), and it includes consideration for overtime work. The Salary will be paid to the Employee by the Company by the 9th day of the month following the month for which the salary is paid.

4.2.  Insofar as the terms detailed in Appendix A are met and subject to the conditions specified therein being met, the Employee will be entitled to receive bonuses and incentives from the Company as specified in Appendix A (Bonuses). To the extent that the Employee is entitled to receive the bonuses, they will be paid to the Employee, after deducting all taxes and deductions by force of law, on the dates specified in Appendix A. It is hereby agreed between the Parties that the bonuses shall not be considered part of the Salary for any matter whatsoever and/or for any purpose whatsoever, including for the purpose of calculating the Employee’s entitlement to receive any rights from the Company by virtue of this Agreement and/or by virtue of the law. It is agreed that after the Company reaches profitability, the board of directors will discuss the possibility of giving the Employee additional bonuses as a derivative of the Company’s profits.

4.3.   Unless otherwise agreed between the Parties in writing, the Employee will not be entitled to any payment and/or right and/or benefit that are not expressly mentioned in this Agreement or in an explicit document signed by an authorized body in the Company.

4.4.  It is agreed that the Salary according to this Agreement is the full Salary that the Employee will receive and it was calculated and determined out of agreement and based on the fact that the Employee has no right to any salary increases beyond what is explicitly stated in this Agreement.

5.       Accompanying Conditions

5.1. In addition to the Salary, the Employee will be entitled to receive the accompanying conditions detailed in Appendix A to this Agreement from the Company, during the period of the Agreement.

5.2. For the removal of doubt, it is clarified that the allowances made by the Company for the benefit of the Employee, including for executive insurance and/or a pension fund and/or a further education fund, and the Employee’s rights to redeem vacation days, sick pay and severance pay, to the extent that they exist, shall be calculated and derived solely from the Salary as defined above and not from any payment, right or other benefit to which the Employee is entitled according to this Agreement and according to any law. It is hereby emphasized that, for the purpose of making the aforementioned allowances and regarding the Employee’s rights to redeem vacation days, sick pay and severance pay, the value of the benefits that the Company will grant the Employee will not be taken into account.

6.      Vacation, Convalescence and Sickness

6.1. The Employee’s annual vacation will be as provided in Appendix A to this Agreement.

6.2. The Employee will be entitled to convalescence pay according to law.

6.3. The Employee will be entitled to sick pay according to law. Notwithstanding the above, it is agreed that the Employee will be entitled to full sick pay starting from the first day of absence due to illness.

7.      Confidentiality and Intellectual Property Rights

7.1. During the entire period of the Employee’s work and after it, the Employee undertakes to maintain complete and absolute confidentiality, not to use and not to disclose to another person or others in any form or manner any information, details, data and documents that have come to him, to his knowledge or that concern him, directly or indirectly, to his work with the Company or in connection with it or in connection with the Company’s business, its customers and its affairs, including everything related to the way the Company operates, its marketing methods and operations, its customer base, confidential information belonging to the Company, etc., and also not to harm the Company’s reputation and good name and/or its customer base.

7.2. The Employee hereby declares that all rights, including intellectual property rights and copyrights, in documents, information of any kind, documentation and any other document, which will be provided to him by the Company and/or developed jointly with the Company and/or as part of the Employee’s work with the Company, belong fully, exclusively and absolutely to the Company, without a time limit. For the avoidance of doubt, it is hereby clarified and agreed that any invention, process, improvement, formula, conclusions or findings that will be developed and/or discovered by the Employee while an employee of the Company, in connection with his work with the Company, will be the property of the Company only without the Employee having any rights in relation to them. The Employee hereby completely and irrevocably waives his right to receive any payment and/or compensation from the Company for transfer of the aforementioned intellectual property rights to the Company and/or for any income and/or profit that the company will accrue as a result of using the aforementioned intellectual property rights, including his right to receive royalties and/or other payments pursuant to clause 134 of the Patents Law, 5727-1967.

8.       Miscellaneous

8.1. The introduction to this Agreement constitutes an integral part of its terms and conditions. The appendices to the Agreement are an integral part of the Agreement and a term of its terms, even if they were added to the Agreement after it was signed. The headings of the Agreement clauses are for convenience only and shall not be used for the purposes of its interpretation.

8.2.  This Agreement exhausts what is agreed upon between the Parties in relation to the Employee’s work with the Company, and any negotiation, statement, representation, commitment or agreement made, to the extent that they were made, whether in writing or orally, whether explicitly or implicitly, between the parties following signing this Agreement, shall not be valid.

8.3.  The Employee will bear all taxes and/or other mandatory payments that apply to him for all the amounts that will be paid to him under this Agreement and for all benefits and/or bonuses granted to him. The Employee declares that he knows and gives his consent to the Company deducting any tax and/or other mandatory payment whose deduction is required by any law and/or in accordance with the provisions of this Agreement from the Employee’s salary.

8.4.  The Parties declare that there is no impediment, by law, agreement or otherwise, that prevents and/or limits their entering into this Agreement.

8.5.  Cancellation of any clause of this Agreement by any competent judicial court for any reason whatsoever shall not invalidate and/or impair the validity of this Agreement and/or the validity of any other provision of its provisions.

8.6.  The provisions of this Agreement (and its appendices) refer to both men and women according to the context, regardless of whether the masculine or feminine language is used. For the avoidance of doubt, it is emphasized that the use of masculine or feminine is for convenience only. Everything, depending on the context and the binding changes.

8.7.  The sole and exclusive jurisdiction regarding the matter of this Agreement is given exclusively to the courts and/or labor courts authorized for this purpose in Tel Aviv-Jaffa and the parties expressly exclude the local jurisdiction of other courts and/or labor courts throughout the country.

8.8.  For the purpose of the obligation to deliver a notification form detailing the terms of employment in accordance with the Notice to an Employees and Job Candidates Law (Working Conditions and Screening and Hiring Procedures), 5762-2002, this Agreement shall be deemed to fulfill the requirement of notification as required under the law.

In witness hereof, the Parties sign:

The Company	The Employee

Appendix A

1.	Name of Employee:	Shimon Citron (ID [**])
2.	The Position:
Company CEO
In the event the Company is merged into a shelf corporation as part of a share exchange transaction (The Parent Company), the Employee will also serve as CEO of the Parent Company. Under these circumstances, the income of the Parent Company will be considered part of the Company's income for the purpose of determining the salary (as stated in clause 7 below) and payment of bonuses (as stated in clause 8 below).

3.	Actions Entailed in the Position:	General management of the Company
4.	Subordinate to:	Board of Directors
5.	Start Date:
December 1, 2021. It is clarified that this Agreement will apply retroactively from the start date of work (December 1, 2021), in accordance with the provisions of the investment agreement dated December 20, 2021, which was made between the Company, the Employee, Adler Chomsky Marketing Communications Ltd. and Eyal Chomsky Holdings Ltd.

6.	Notice Period:	90 days
7.	Salary:
The Employee’s salary will amount to (gross) ILS 25,000 (twenty-five thousand new shekels) per month.
Once the Company reaches a positive cash-flow for at least 3 months and subject to the company’s forecast for a positive cash-flow even after those 3 months, the monthly salary will increase to ILS 40,000 (forty thousand new shekels) gross starting from the day after said three months.
Once the Company reaches operational profitability for at least 3 months and subject to the company’s forecast for operational profitability even after those 3 months, the monthly salary will increase to ILS 55,000 (fifty-five thousand new shekels) gross starting from the day after said three months.

8.	Bonuses:
1.   Regarding each calendar year during which the Company’s total revenues reach at least $2,000,000 (two million US dollars), the Employee will be entitled to receive a bonus from the Company in a gross amount equal to 3 (three) monthly salaries (according to the Employee’s last full monthly salary).
2.  Regarding each calendar year during which the Company’s total revenues reach at least $4,000,000 (four million US dollars), the Employee will be entitled to receive a bonus from the Company in a gross amount equal to 5 (five) monthly salaries (according to the Employee’s last full monthly salary).
3.  Regarding each calendar year during which the Company’s total revenues reach at least $7,000,000 (seven million US dollars), the Employee will be entitled to receive a bonus from the Company in a gross amount equal to 8 (eight) monthly salaries (according to the Employee’s last full monthly salary).
4.   These bonuses will be paid to the Employee, in relation to each calendar year, along with the December salary of that year (which will be paid in January of the following year).

Notwithstanding the above, it is agreed that in the event the Employee ceases to be CEO of the Company, the amounts of the aforementioned bonuses will be paid to the Employee no later than the date on which the Company pays the Employee the last salary for the period in which the Employee served as CEO of the Company. In this case, the bonuses will be calculated according to the Company’s revenue in the months in which the Employee worked for the Company in that calendar year and the bonus will be calculated proportionally, e.g., if the Employee stops working at the end of June of a certain year and the Company’s total revenues during the months of January-June of that year reach $2,000,000, the Employee will be entitled to receive a bonus of 2.5 salaries.

9. Executive Insurance / Pension Fund:	At the time of signing this Agreement, the Employee and the Company will sign an agreement in the format attached as Appendix B to this Agreement, in accordance with the provisions of the general approval regarding employer payments to a pension fund and an insurance fund in lieu of severance pay which was published by the Minister of Labor in accordance with the provisions of Section 14 of the Severance Pay Law, 5723-1963 (General Approval).
The Company and the Employee will make provisions for executive insurance / pension fund, according to the Employee’s choice, at the necessary rates according to the General Approval. It is clarified that the aforementioned provisions will be made in relation to the Employee’s full salary.

10. Further Education Fund:
The Company and the Employee will set aside the following amounts to a recognized further education fund for income tax purposes: the Company will set aside an amount at the rate of 7.5% of the salary; 2.5% of the salary will be paid by the Employee and deducted from the salary by the Company. It is clarified that the aforementioned provisions will be made in relation to the Employee’s full salary.

11. Annual Vacation:	The Employee will be entitled to 30 days of vacation annually during the Agreement Period.
12. Vehicle Expenses:	The Employee will be entitled to receive vehicle expense reimbursement from the Company, in the amount (gross) of ILS 5,000 (five thousand new shekels) per month.
13. Retirement Grant:
In any event of termination of the contract between the Employee and the Company, for whatever reason, the Employee will be entitled to receive a retirement grant in the amount of 6 (six) monthly salaries (according to the Employee’s last full monthly salary) from the Company.